"AMENDED"

**DEFINITIVE AGREEMENT**

This Agreement dated this 7th day of December, 2010.

**BETWEEN:** **SPACE GLOBE TECHNOLOGIES LTD.**
Vancouver, BC

(hereinafter referred to as "**Vendor**")

**AND:** **SUNLOGICS INC.**
**5-215 Neave Road**
**Kelowna, BC VIV 219** and Mike Matvieshen

(hereinafter referred to as the "**Purchaser**")

**WHEREAS:**

A. Vendor is the owner of approximately **16 million shares (the "Purchase Shares")** of the capital stock of Salamon Group Inc. (the "Company") a Public, Trading Nevada corporation with an authorized share capital of 100,000,000 common shares with a par value of USD $0.001; and

B. **Purchaser** desires to purchase and the **Vendor** desires to sell the Purchase Shares; and

C. **Vendor** warrants that the Company is free and clear of any encumbrances other than as given in the financial statements attached under Addendum "A", and **Vendor** herewith warrants that there are no claims of any kind registered against it nor are there any legal actions being taken against it nor is **Vendor** taking any legal action against any other party, and

D. **There are approximately 27 million issued and outstanding shares in the Company.**

**THEREFORE THIS AGREEMENT WITNESSES** that in consideration of the premises and covenants and agreements contained in this Agreement, the parties covenant and agree with each other as follows:

1) **Purchaser** agrees to purchase and Vendor agrees to sell the Purchase Shares for $220,000.00 cash payable as follows:

   **a) Seventy-Five Thousand Dollars Canadian (CDN$75,000.00) upon execution of this Agreement and confirmation of the Purchase Shares being placed in Escrow;**

   **b) Twenty Thousand Dollars Canadian (CDN$20,000.00) on or before December 15, 2010;** or Jan 2 2011

   **c) Twenty Thousand Dollars Canadian (CDN$20,000.00) on or before January 15, 2011;**

   **d) Twenty Thousand Dollars Canadian (CDN$20,000.00) on or before February 15, 2011.**

   **e) Eighty-Five Thousand Dollars Canadian (CDN$85,000.00) on or before March 15, 2011.**

2) The Closing date shall be on ~~November 16~~ December 7, 2010. M. J.

3) **Purchaser** shall have the right to appoint a new Officers (including President and CEO) and new Directors of the Company upon execution of this Agreement and completion of the first payment described in Paragraph 1) a) of this Agreement.

4) **Purchaser** shall assume management of the affairs of the Company upon completion of the first payment described in Paragraph 1) a) of this Agreement.

5) **Purchaser shall have the right to cause the Company to make acquisitions or cause a reverse merger with Sunlogics Inc.**

6) **Purchaser shall have the right to cause a reverse split of the Company's stock.**

7) **Purchaser will be responsible to advance funds to the Company in order to pay all existing Trade Payables and future expenses of the Company. Purchaser acknowledges that there is approximately $80,000.00 of debt in the Company.** Being the Salamon Group Inc. M. J.

8) If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be continued and enforced as if such illegal, invalid or unenforceable provision were never a part hereof and in lieu of such provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to make such provision legal, valid and enforceable.

9) This agreement is being executed without the benefit of legal counsel, provided however, the parties to this agreement may at their cost submit this agreement to legal counsel for revision to give it proper and legal effect, provided however, the content and spirit of the agreement shall be not be changed and provided that such revision shall be done on or before 60 days from date of this agreement.

10) Each party to this Agreement agrees to do all such other actions and execute such other documents deemed necessary to give full effect to this agreement.

11) This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

12) This Agreement shall be governed by and construed in accordance with the Laws of B.C.Canada.

**IN WITNESS WHEREOF,** the parties hereto have executed this Agreement as of the date first set forth above.

**SUNLOGICS INC.** SUNLOGICS INC.

Authorized Signatory

M. Matvieshen. M. Michael Matvieshen. DEC 7, 2010

**SPACE GLOBE TECHNOLOGIES LTD.** SPACE GLOBE TECHNOLOGIES INC.

John Salamon, President DEC 7, 2010.

M.J. (A) A payment of $15,000 was made to Space Globe on Nov 16 2010 as an advance against the initial payment of $75,000 required in Paragraph 1) a).

M.J. (B) Payments as per Paragraph 1) shall be made in US Dollars.